UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 15, 2015

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 15, 2015, we entered into a new lease with 1411 IC-SIC Property LLC, as landlord, for 25,261 square feet of office space located on the 35th floor of 1411 Broadway, New York, New York.  The lease’s base term will expire 10 years from the date that we begin paying fixed rent under the lease and, subject to certain conditions, will be extendible by us for one five-year period.  The annual fixed rent for this office space (which does not include customary operating costs and expenses) will be $153,671.08 per month, or $1,844,053 per annum, for the first five years of the lease’s base term and will increase to a rate of $166,301.58 per month, or $1,955,619 per annum, during the remainder of the lease’s base term.  The lease gives us a right of first refusal to rent certain additional office space in the office building if it becomes available.  The performance of our obligations under the lease is secured by a $1 million letter of credit. We expect to take possession of the leased property on or about August 1, 2015.

A copy of the new lease is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d)                                 Exhibits

Number	Title

10.1	Lease dated July 15, 2015 by and between CRA International, Inc. and 1411 IC-SIC Property LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: July 21, 2015	By:	/s/ Chad M. Holmes
Chad M. Holmes
Chief Financial Officer, Executive Vice President and Treasurer

EXHIBIT INDEX

Number	Title

10.1	Lease dated July 15, 2015 by and between CRA International, Inc. and 1411 IC-SIC Property LLC